150103

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske	20160390082-81
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 08/31/2016 2:19 PM
	Entity Number E0461102007-0

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

InceptionMining Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Certificate of Designation of the Preferences and Rights of Series A Preferred Stock of Inception Mining Inc. The terms of the Series A Preferred Stock are as follows:

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION OF THE

PREFERENCES AND RIGHTS

OF

SERIES A PREFERRED STOCK

OF

INCEPTION MINING, INC.

The undersigned, Michael Ahlin, does hereby certify that:

A. He is the duly acting Chief Executive Officer of Inception Mining, Inc., a corporation organized and existing under the laws of the State of Nevada (the "Corporation").

B. Pursuant to authority conferred upon the Board of Directors by the Corporation's Articles of Incorporation, and pursuant to the provisions of Chapter 78 of the Nevada Revised Statutes, said Board of Directors, pursuant to taking action by written consent on August 30, 2016, approved and adopted a resolution, pursuant to its authority as aforesaid, to (1) fix the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation's Series A Preferred Stock, and (2) to authorize this Certificate of Designation for the Series A Preferred Stock, the Corporation has the authority to issue, as follows:

> RESOLVED, that the Board of Directors, pursuant to authority given by the Corporation's Articles of Incorporation, does hereby provide for the issuance of a series of preferred stock and does hereby fix and determine the rights, preferences, privileges and restrictions, and the number of shares constituting such Series, and other matters relating to the Series A Preferred Stock and the designation of such series, set forth below.

C. The Board of Directors does hereby provide for the issuance of a series of preferred stock and does hereby fix and determine the rights, preferences, privileges and restrictions, and the number of shares and other matters relating to the Series A Preferred Stock, as follows:

TERMS OF SERIES A PREFERRED STOCK

1. Number and Designation. This series shall consist of fifty-one (51) shares of Preferred Stock of the Corporation that shall be designated the Series A Preferred Stock ("Series A Preferred Stock"). The number of authorized shares of Series A Preferred Stock may be reduced to the extent any shares are not issued and outstanding by further resolution duly adopted by the Board of Directors of the Corporation and by filing amendments to the Certificate of Designation pursuant to the provisions of the Nevada Revised Statutes stating that such reduction has been so authorized, but the number of authorized shares of this Series shall not be increased except pursuant to majority vote of the Series A Holders. None of the shares of Series A Preferred Stock have been issued.

2. Dividends. When and as any dividend or distribution is declared or paid by the Corporation on Common Stock, whether payable in cash, property, securities or rights to acquire securities, the Series A Holders will be entitled to participate with the holders of Common Stock in such dividend or distribution as set forth in this Section 2. At the time such dividend or distribution is payable to the holders of Common Stock, the Corporation will pay to each Series A Holder such holder's share of such dividend or distribution equal to the amount of the dividend or distribution per share of Common Stock payable at such time multiplied by the number of shares of Common Stock the shares of Series A Preferred Stock held by such holder are convertible into.

3. Voting Rights.

A. Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding shares of Common Stock

eligible to vote at the time of the respective vote (the "Numerator"), divided by (y) 0.49, minus (x) the Numerator. For purposes of illustration only, if the total issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of one share of Series A Preferred Stock shall be equal to 102,036 votes, (((0.019607 x 5,000,000)/ 0.49) – (0.019607 x 5,000,000) = 102,036). With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Articles of Incorporation or bylaws. If the Corporation effects a stock split which either increases or decreases the number of shares of Common Stock outstanding and entitled to vote, the voting rights of the Series A Preferred Stock shall not be subject to adjustment unless specifically authorized. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, and shall cause its subsidiaries not to, without the affirmative vote of the Holders of the Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, (b) alter or amend this Certificate of Designation, (c) amend its Articles of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series A Preferred Stock, (d) increase the authorized or designated number of shares of the Series A Preferred Stock, (e) issue any additional shares of Series A, or (f) enter into any agreement with respect to the foregoing. In the event the Corporation shall at any time on or after the date that Series A Preferred Stock has been issued ("Distribution Date") declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater (but not lesser) number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

B. Except as otherwise provided herein, in the Certificate of Incorporation, in any other Certificate of Designations creating a series of Preferred Stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

C. In addition to any other rights provided by law, so long as any Series A Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series A Preferred Stock, will not amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-Laws if such action would materially adversely affect the voting rights of, or the other rights, preferences or restrictions provided for the benefit of, any Series A Preferred Stock.

D. Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

4. Conversion. The holders of the Series A Preferred Stock shall have no conversion rights.

5. Liquidation. The holders of the Series A Preferred Stock shall have no liquidation preferences and shall receive proceeds in the event of a liquidation in the same amount and ratio of the holders of the Company's common stock.

6. Miscellaneous.

A. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

B. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate.

C. Priority. The Series A Preferred Stock shall be senior to the Corporation's outstanding Common Stock referred to herein as "Junior Securities". The Corporation may not hereafter issue any series of Preferred Stock that may be treated *in pari passu* or senior to the Series A without the consent of the holders of a majority of the outstanding Series A Preferred Stock at the time.

D. Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision hereof without the prior approval of a majority of the outstanding shares of Series A Preferred Stock; provided notwithstanding Section 3.C. above that no such action will change or affect (a) the voting rights of the Series A Preferred Stock, or (b) the amount of cash, securities or other property receivable or to be received by the Series A Holders. An adjustment to the number of outstanding shares of Common Stock pursuant to a reverse stock split or forward stock split shall not be prohibited or restricted by this Section 6.D.

F. Generally Accepted Accounting Principles. When any accounting determination or calculation is required to be made, such determination or calculation (unless otherwise provided) will be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Corporation would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation will continue to be made in accordance with the Corporation's previous accounting methods and policies unless the Corporation has obtained the prior written consent of the holders of a majority of the Series A Preferred Stock then outstanding.

G. The number of authorized shares of Preferred Stock of the Corporation is 5,000,000, and the number of shares of Series A Preferred Stock, none of which has been issued, is 51.

IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed this Certificate this 30th day of August, 2016.

INCEPTION MINING, INC.

By: [signature]
Name: Michael Ahlin
Title: Chief Executive Officer